AMENDMENT TO

                          JOHN HANCOCK CLOSED END FUNDS

                                SERVICE AGREEMENT

                                       FOR

                             TRANSFER AGENT SERVICES

THIS AMENDMENT (this "Amendment"), dated July 1, 2005, is entered into between Mellon Investor Services LLC, a New Jersey limited liability company ("Mellon") and John Hancock Patriot Premium Dividend Fund I, John Hancock Patriot Premium Dividend Fund II, John Hancock Patriot Preferred Dividend Fund, John Hancock Patriot Global Dividend Fund, John Hancock Patriot Select Dividend Trust, John Hancock Investors Trust, John Hancock Income Securities Trust, John Hancock Bank And Thrift Opportunity Fund, John Hancock Preferred Income Fund I, John Hancock Preferred Income Fund II, John Hancock Preferred Income Fund III, and John Hancock Tax-Advantaged Dividend Income Fund each a Massachusetts Business Trust, a Maryland corporation (each a "Client" and collectively the "Clients").

WHEREAS, Mellon and Client entered into that certain Service Agreement for Transfer Agent Services dated June 1, 2002 (the "Agreement") pursuant to which Mellon is providing transfer agent and related services to Client. Capitalized terms used herein, but not otherwise defined herein, shall have the meanings set forth in the Agreement.

WHEREAS, Mellon and Client desire to amend the Agreement as provided in this Amendment.

NOW THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. EXHIBIT D. Exhibit D of the Agreement is hereby deleted in its entirety and replaced with the following: Revised Exhibit D's Attached

2. TERM OF THE AMENDMENT. This Amendment shall become effective upon due execution and delivery by both parties hereto, and shall remain in effect for so long as the Agreement shall remain in effect.

3. RATIFICATION. Except as expressly set forth herein, the Agreement is not modified hereby and shall remain in full force and effect in accordance with the respective provisions thereof and is in all respects ratified and affirmed.

4. PARTIAL INVALIDITY. If any provision of this Amendment is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Amendment as a whole, but this Amendment shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.

5. COUNTERPARTS. This Amendment may be executed in two or more counterparts, each of which, when executed and delivered, shall be deemed an original for all purposes, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, Mellon and Client have caused these presents to be duly executed as of the day and year first above written.


MELLON INVESTOR SERVICES LLC


By:      /s/ Lynore LeConche
         -------------------
Name:    Lynore LeConche
Title:   Client Service Manager


JOHN HANCOCK PATRIOT PREMIUM DIVIDEND FUND I
JOHN HANCOCK PATRIOT PREMIUM DIVIDEND FUND II
JOHN HANCOCK PATRIOT PREFERRED DIVIDEND FUND
JOHN HANCOCK PATRIOT GLOBAL DIVIDEND FUND
JOHN HANCOCK PATRIOT SELECT DIVIDEND TRUST
JOHN HANCOCK INVESTORS TRUST
JOHN HANCOCK INCOME SECURITES TRUST
JOHN HANCOCK BANK AND THRIFT OPPORTUNITY FUND
JOHN HANCOCK PREFERRED INCOME FUND I
JOHN HANCOCK PREFERRED INCOME FUND II
JOHN HANCOCK PREFERRED INCOME FUND III
JOHN HANCOCK TAX-ADVANTAGED DIVIDEND INCOME FUND

By:      /s/ Alfred P. Ouellette
         -----------------------
Name:    Alfred P. Ouellette
Title:   Assistant Secretary